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                     April 10, 2023

       John S. Bremner
       Chief Executive Officer
       Swiftmerge Acquisition Corp.
       4318 Forman Ave.
       Toluca Lake, CA 91602

                                                        Re: Swiftmerge
Acquisition Corp.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed on April 3,
2023
                                                            File No. 001-41164

       Dear John S. Bremner:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Matthew R. Pacey, Esq.